NOTE: PORTIONS OF THIS EXHIBIT ARE THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN REDACTED AND ARE MARKED WITH A "[*]" IN PLACE OF THE REDACTED LANGUAGE.

EXECUTION COPY

AGREEMENT

This agreement (this “Agreement”) has been executed by and between Autentica Tequilera S.A. de C.V. (“Producer”) located at Morelos 285, Tequila Jalisco, Mexico C.P. 46400, and Castle Brands (USA) Corp., located at 570 Lexington Avenue, 29th Floor, New York, New York 10022 (“Importer”) in counterparts on the dates specified adjacent to the signatures of the respective parties and shall be effective as of February 4, 2008 (the “Effective Date”).

I.

WHEREAS, Producer is the owner of a premium brand of tequila called “Tierras Autenticas de Jalisco” or “Tierras” (together with all other products which may be added to Exhibit I hereto from time to time pursuant to the terms of this Agreement, the “Products”); and

II.	WHEREAS, Importer is a Delaware corporation engaged in the import and marketing of premium spirits; and
III.

WHEREAS Producer wishes to appoint Importer, and Importer wishes to accept such appointment, as sole importer of the Products in the Territory (as defined in Exhibit I) upon the terms and condition set out in this agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

For the effects of this Agreement, Importer and Producer agree on the following definitions:

(a) “Affiliate”: A Person which, directly or indirectly, is Controlled by or Controls another Person, or a Person which is under common Control with another company.

(b) “AMP”: Strategy, plans and spending levels for advertising marketing and promotions, including creative copy, media, merchandising, POS materials and all other marketing related activities.

(c) “Case”: A case of six (6) 750 ml bottle cases of Product or the equivalent thereof as measured by volume, in the aggregate.

(d) “Control”:

(i) a direct or indirect holding, or aggregate holdings, of securities possessing more than 50% of the voting rights attributable to the issued and outstanding capital stock of a Person which are currently exercisable at a general meeting, irrespective of whether the holding or holdings gives de facto control; or

(ii) the right to elect or remove directly or indirectly at least one half of the board of directors or equivalent managing body of a Person; or

(iii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of equity securities, by contract, or otherwise.

(e) “Domain Name”: An address in conveniently readable form for use on the worldwide web, the Internet, any other computer network or communication system.

(f) “Gross Margin”: For any fiscal period, the gross revenues recognized by the Importer for the sale of the Products within the Territory, less the aggregate Purchase Price of such Products paid by the Importer to the Seller.

(g) “Initial Term”: From the date of execution of this Agreement until the fifth anniversary of the date hereof.

(h) “Laid-in-Cost”: The Purchase Price paid by Importer for the Products plus all Importer Expenses with respect to such Products.

(i) “Operational Year”: Any fiscal year (years ending March 31) during the Term starting from the fiscal year 2009 (ending March 31, 2009).

(j) “Person”: An individual, corporation, company, partnership, joint venture, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity that may be treated as a person under applicable law.

(k) “Proprietary Information”: All information used or developed pursuant to this Agreement.

(l) “Renewal Term”: Any extended term following the Initial Term.

(m) “Shipments”: Shipments of the Products from Importer to Importer’s wholesalers or to state purchasing agencies pursuant to this Agreement.

(n) “Term”: The Initial Term and any Renewal Term.

(o) “Trade Dress”: Overall appearance and presentation of the Products’ labeling, packaging (inluding, without limitation, outer shippers), and containers, as well as associated advertising and copyrights in all materials which are connected with it.

2. GRANT OF RIGHTS; RESERVATION OF RIGHTS; RIGHTS OF FIRST REFUSAL

(a) Producer hereby appoints Importer as Producer’s exclusive importer and/or distributor in the Territory of the the Products for the duration of the Term, subject to the terms and conditions hereafter set forth. Importer agrees to accept such appointment.

(b) Except for the deletion of the Trademark (as defined in Exhibit III hereto), Producer may reasonably modify, delete, or add to, labeling or packaging used on or in connection with the promotion or sale of the the Products, including, but not limited to, adding to or deleting, diminishing or expanding size, or relocating on the labeling or packaging any Trade Dress elements, label design or logotypes on one hundred eighty (180) days written notice to Importer. If Importer does not agree with any such modification, Importer shall promptly advise Producer in writing, expressing the reasons for such disagreement. Producer agrees to discuss such proposed modification with Importer prior to the implementation of such modification, which implementation shall in any event be at Producer’s discretion, provided however that Producer shall at all times comply with any modification mandated by a regulatory body in the Territory. All costs and expenses incurred by Importer to implement such modifications shall be at Producer’s expense. In the event of any such modification, Importer shall have the right, with the prior written approval of Producer, which shall not be unreasonably conditioned, delayed or withheld, to use up any materials, labels, packaging or signage bearing the affected labels, Trademark, packaging or Trade Dress. If Producer does not promptly consent to such use-up right, or wishes to accelerate such use-up rights, then Producer shall reimburse Importer for all costs and expenses incurred by Importer due to destruction and non-use of such materials, labels, packaging or signage or shall repurchase any affected inventory from Importer at the Importer’s Laid-in-Cost. Both parties will use all reasonable efforts to sell off old inventory as expeditiously as possible.

(c) During the term of this Agreement, Importer shall have the right of first refusal regarding any other current or future products (including, without limitation, any new flavor or aging extension of the Products and any other product utilizing the Trademark or the Tierras brand name; provided, however, that Producer will discuss any flavor or aging extensions or deletions with Importer prior to Producer making final decisions regarding same) that Producer or any of its Affiliates maintains or adds to its product line for sale in the Territory on the following terms and conditions:

(i) If Producer desires to add any new product to its product line for sale in the Territory, then Producer shall deliver a written notice (the “Offer Notice”) describing such new product, its proposed formulation, marketing strategy and any and all other available information with respect to such product prior to the introduction of any such new product to any market within the Territory and offering Importer the exclusive right to import and distribute the product in the Territory. Such offer shall remain irrevocable for sixty (60) days from the date on which Importer first receives the Offer Notice.

(ii) Importer shall have sixty (60) days from the date on which it first receives the Offer Notice to exercise its right of first refusal to import and/or distribute the product described in the Offer Notice by delivering to Producter a written acceptance of the offer contained in the Offer Notice or other writing stating that Importer is exercising its right of first refusal with respect to the product described in the Offer Notice. Failure to exercise the right of first refusal within sixty (60) days of the date on which Importer first receives the Offer Notice shall be deemed to be a waiver by Importer of such right.

(iii) If Importer exercises its option pursuant to Section (2)(c)(ii) above, Exhibit I shall be automatically amended and the term “Products” as used in this Agreement shall be deemed to include such additional products. In the event that Importer declines to exercise such option, Producer shall have the right to offer such additional products to other importers and/or distributors on the terms and conditions therein within ninety (90) days of the date on which the Importer declines or waives the right of first refusal as described in Section 2(c)(ii); provided, however, that Producer shall not enter into any importation agreement with any other importer upon terms more favorable in any respect than those originally offered to Importer without first offering those more favorable terms to Importer in the manner described in this Section 2(c).

(d) During the term of this Agreement, Importer shall have the right of first refusal to import and/or distribute Products to any market not then in the Territory (except Mexico) on the following terms and conditions:

(i) If Producer desires to engage any Person as an importer or distributor of Products in any market not then in the Territory, then Producer shall deliver a written notice (the “Market Notice”) describing such new market and the Products it proposes to have imported or distributed including the material terms and conditions under which it proposes to engage such importer or distrubutor prior to the engagement of any Person to act as an importer and/or distributor in such market and offering Importer the exclusive right to import and distribute the Products in such market. Such offer shall remain irrevocable for sixty (60) days from the date on which Importer first receives the Market Notice.

(ii) Importer shall have sixty (60) days from the date on which it first receives the Market Notice to exercise its right of first refusal to import and/or distribute the product described in the Market Notice by delivering to Producer a written acceptance of the offer contained in the Offer Notice or other writing stating that Importer is exercising its right of first refusal with respect to the market described in the Offer Notice. Failure to exercise the right of first refusal within sixty (60) days of the date on which Importer first receives the Market Notice shall be deemed to be a waiver by Importer of such right.

(iii) If Importer exercises its option pursuant to Section 2(d)(ii) above, then either (x) if the terms and conditions described in the Market Notice are substantially similar to the material terms and conditions hereof, Exhibit I shall be automatically amended and the term “Territory” as used in this Agreement shall be deemed to include such additional markets or (y) if the terms and conditions described in the Market Notice are not substantially similar to the material terms and conditions hereof, Producer and Importer shall execute and deliver an additional agreement with respect only to the new market based on the form of this Agrement, but implementing the terms and conditions refleted in the Market Notice (for clarification, the execution and delivery of the additional contract shall not affect the terms and conditions of this Agreement, which shall continue in full force and effect). Following the exercise by Importer of such option, Importer shall have one hundred twenty (120) days in which to commence its operations in such market. In the event that Importer declines to exercise such option or fails to commence operations in such market within one hundred twenty (120) days of the exercise of such right, Producer shall have the right to engage a third party as an importer and/or distributor in the market described in the Market Notice on the terms and conditions therein within ninety (90) days of the date on which the Importer declines or waives the right of first refusal as described in Section 2(d)(ii) (or the expiration of the period in which it was required to commence operations, as applicable); provided, however, that Producer shall not enter into any importation or distribution agreement with any other importer or distributor upon terms more favorable in any respect than those originally offered to Importer without first offering those more favorable terms to Importer in the manner described in this Section 2(d).

3. SUPPLY AND PRODUCT QUALITY

(a) At least sixty (60) days prior to the beginning of each Operational Year, Importer shall propose to Producer in writing a commercially reasonable rolling forecast of the quantities and types of the Products to be supplied to Importer by Producer during each quarter of the following Operational Year. Such proposed forecast shall be subject to discussion between the parties and shall be subject to revision to reflect market conditions.

(b) In the event of any request by Importer for Shipments greater than the forecast amount for any given Operational Year, Producer will use its best efforts to supply such additional Shipments.

4. PURCHASES AND TERMS

(a) Producer shall deliver to Importer the Products set forth in Exhibit I, in such quantities as Importer may request from time to time. Prices for each Product shall be the Purchase Price for each such Product as as set forth in Exhibit III hereto.

(b) Importer shall pay the Purchase Price for delivered products by check at the address listed for the Producer in Exhibit I hereto or, if requested in writing by the Producer, by wire transfer to an account for the benefit of the Producer, within a term of sixty (60) days from date of shipment; provided, however, that Importer shall so pay Producer within a term of thrity (30) days for the first two (2) orders of Products which Importer places with Producer under this Agreement.

(c) Importer shall pay all import duties and all expenses of importation into the Territory as well as freight, taxes, insurance and expenses for movement from the

Producer’s plant to the Territory destination and storage expenses, if any, following arrival to the Territory (collectively, the “Importer Expenses”).

5. EQUITY PAYMENT AND RIGHT OF FIRST REFUSAL

(a) Producer shall retain and maintain title to the Trademarks and related intellectual property rights for all of the Producrs. Producer shall not sell or otherwise transfer, directly or indirectly through the sale of stock of Producer or its parent company or otherwise, any of the Trademarks or its related intellectual property rights except in compliance with the terms of this Section 5.

(b) In the event Producer should decide to sell any or all of the Products or Trademark(s), whether sold directly or indirectly through the sale of equity of Producer or otherwise to a third party (a “Sale Transaction”), then, (i) Producer shall promptly pay to Importer, in cash, an amount equal to the product obtained by multiplying (x) the gross proceeds of any such sale, including, without limitation, the fair market value of any non-cash consideration received in any such transaction (the “Sale Proceeds”) by (y) the “Earned Percentage” as calculated pursuant to the following:

(i) If aggregate number of Cases of Product ordered by Importer from Producer during the Term of this Agreement, as of the date of the consummation of the Sale Transaction, is less than *, the Earned Percentage shall equal zero;

(ii) If aggregate number of Cases of Product ordered by Importer from Producer during the Term of this Agreement, as of the date of the consummation of the Sale Transaction, is equal to or greater than *, the Earned Percentage shall equal ten percent (10%);

(iii) If aggregate number of Cases of Product ordered by Importer from Producer during the Term of this Agreement, as of the date of the consummation of the Sale Transaction, is equal to or greater than *, the Earned Percentage shall equal twenty percent (20%);

(iv) If aggregate number of Cases of Product ordered by Importer from Producer during the Term of this Agreement, as of the date of the consummation of the Sale Transaction, is equal *, the Earned Percentage shall equal thirty-five percent (35%);.

In the event that one or more of the Products are sold, the parties hereto will use commercially reasonable efforts to agree on a reasonable reduction to the Case amounts referenced in Section 5(a). The terms of this Section 5(a) shall survive any termination or expiration of this agreement.

(c) If (i) total Cases of Product ordered by Importer from Producer on or before the end of the Operational Year ending on * are equal to or greater than

* Cases, and (ii) Producer decides to sell or transfer, whether directly or indirectly through the sale of stock of Producer or its parent company or any affiliate thereof or otherwise, to a third party, any or all of its Trademarks or any related intellectual property rights, either directly or indirectly, during any term of this Agreement, the Importer shall each have a right of first refusal to purchase said Trademark(s) or related intellectual property rights on the terms and conditions set forth in this Section 5(c).

(i) Upon the receipt by Producer of any bona fide offer to purchase any Trademark or related intellectual property right which Producer desires to accept, Producer shall promptly deliver to the Producer a written notice (the “Notice”) stating (i) Producer’s bona fide intention to sell or otherwise transfer certain Trademark(s) or related intellectual property rights or other assets which would result in an indirect transfer of such Trademark(s) or related intellectual property rights, along with a precise description of the Trademarks or related intellectual property rights or other assets which are proposed for sale or transfer (the “Offered IP”), (ii) a brief description of the proposed transaction, (iii) the name of each proposed purchaser or other transferee (the “Proposed Transferee”), (iv) the Offered IP proposed to be transferred to each Proposed Transferee, (v) the bona fide cash price or other consideration for which Producer proposes to sell or transfer the Offered IP (the “Offered Price”) and (vi) the estimated closing date of such sale or transfer, and the Notice shall contain an offer to sell the Offered IP to the Company at the Offered Price, payable as specified in this Section. At any time within sixty (60) days of after receipt of the Notice, the Producer may, by giving written notice (an “Exercise Notice”) to Producer, elect to purchase the Offered IP at the Offered Price, payable as specified in this Section, by accepting the offer contained in the Notice.

(ii) If Importer exercises its right of first refusal, Producer and Importer shall both use their best efforts to consummate the purchase of the Offered IP by the Importer within ninety (90) days of the date of the delivery of the Exercise Notice, or, if later, the time set forth in the Notice.

(iii) The purchase price for the Offered IP purchased by Importer shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Importer and Producer negotiating in good faith, or, in the absence of an agreement after commercially reasonable efforts by Importer and Producer, by a third party appraiser mutually agreed upon by the Importer and Producer; provided that the fees and expenses of such appraisal shall be equally divided between the Importer and Producer. Payment of the Offered Price shall be made within ninety (90) days after delivery of the Exercise Notice or, if later, the time set forth in the Notice. Such payment shall be made in cash or, if the Offered Price is specified in the Notice to be payable, in whole or in part, in a medium other than cash then, at the election of Importer, in the manner specified in the Notice. At the time of payment, the Selling Holder shall deliver title to the Offered IP to Importer free and clear of all liens and encumbrances.

(iv) If the Offered IP is not purchased by Importer, as provided herein, Producer may sell or transfer all, but not less than all, of the Offered IP to the Proposed Transferee at the Offered Price (and only at the Offered Price), provided that such sale or transfer is (i) consummated within niney (90) days after the date of the Notice; and (ii) in accordance with the terms of this Agreement and all other applicable agreements between the parties hereto. If the Offered IP is not transferred within such period at the Offered Price, a new Notice shall be given by Producer to Importer, and Importer shall again be offered a right of first refusal in accordance with this Section before the Offered IP, or any portion thereof, may be sold or otherwise transferred by Producer.

(d) In additon to, and not in substitution for the other provisions of this Section 5, if Producer (i) sells the Product brands listed on Exhibit I hereto or sells or licenses the Trademark for the purpose of effecting a de facto sale of the brand, (ii) sells all or substantially all of its assets, (iii) issues, sells or transfers all or substantially all of its equity securities to an unrelated third party, or (iv) undergoes any recapitalization or reorganization which results in or has the effect of any of the foregoing or otherwise transfers control of Producer or the Products to a third party, then Producer shall have the right to terminate this Agreement upon the delivery of (i) a written notice of termination to Importer and (ii) the payment to Importer in cash of an amount equal to the aggregate Gross Margin from all sales of the Products within the Territory with the twelve full calendar months immediately preceding such sale or license.

6. QUALITY STANDARDS

(a) Producer, or Producer’s designee, shall manufacture and bottle the Products in accordance with: (1) all applicable laws and regulations in the place of production (including those of any self-regulatory bodies), (2) all laws and regulations applicable to the production and sale of spirits to be imported in the Territory; and (3) industry best manufacturing practices. Importer shall have access during all reasonable business hours to the premises where the Products are manufactured.

(b) The Products that Producer sells to Importer must be “merchantable” which shall mean that the Products are of good quality, free from defects (whether patent or latent) in material and workmanship, merchantable and fit for human consumption, and shall be substantially of the same quality as the Products already distributed in the Territory.

(c) Importer shall use all reasonable efforts to maintain high standards of quality on all the Products sold and distributed by Importer, and to this end Importer shall ship and warehouse the Products in accordance with reasonable warehousing standards and Producer or its duly authorized representatives shall have access during all reasonable business hours to the places where the Products are stored by Importer.

(d) In consultation with Importer, Producer may reasonably modify the Products upon not less than one hundred twenty (120) days written notice to Importer (or less if mandated by a regulatory body in the Territory). If Importer does not agree with such modification, it shall so advise Producer. Except in the case of a mandate by a regulatory body,

Producer agrees to discuss such proposed modification with Importer. If the parties cannot agree on the proposed modification, Producer’s decision shall be controlling, except that it shall have the obligation to comply with any change mandated by a regulatory body in the Territory.

(e) In the event of such modification, Importer shall have the right, with Producer’s prior written approval, which cannot be unreasonably withheld, to use up all the Products previously supplied to it. If Producer fails to permit a use-up requested by Importer, Producer shall be required to repurchase from Importer all pre-modification inventory at Importer’s Laid-in-Cost.

(f) During the Term, each party shall provide, at no cost to the other party, all information related to this Agreement and the operations related thereto.

7. REPORTS

Importer shall submit to Producer:

(a) Quarterly statements showing shipments by market; and

(b) Such other figures and marketing information as Producer may reasonably request in writing;

provided, however, that Importer shall not be required to provide such statements, reports or information to Producer if such provision of such statements, reports or information would violate any federal, state or local law or if it would be unreasonably burdensome.

8. MARKETING AND AMP

(a) Promptly following the execution and delivery of this Agreement, and thereafter, by end of each Operational Year, commencing with the 2009 fiscal year of the Importer (ending on March 31, 2009), Importer and Producer shall meet to discuss and construct a preliminary annual long term strategic plan for the Operational Years remaining in Term and a full annual marketing plan for the Products for the next Operational Year. The strategic plans will contain (i) a vision of future market growth potential for the Territory and the Products, (ii) a consideration of alternative strategies for achieving long term objectives, (iii) the forecasts provided by Importer.

(b) Importer, upon Producer’s reasonable request, shall periodically review with Producer the results and trends of the strategic and marketing plan elements referred to in Section 8(a) hereof, the administration of this Agreement and any other factors relating to the Products.

(c) Any change that Importer shall desire to make to any product, labels, packaging, and/or designs of the Products, shall require the written consent of Producer prior to distribution or sale of such product except that Importer shall have the right to make any change mandated by a regulatory body in the Territory.

(d) Importer and Producer shall consult with each other and shall have the opportunity to participate in discussions regarding the selection of, and changes in, the AMP of the Products. The final decision with respect to any AMP activities shall be made by the Importer, who shall pay the costs of all such AMP activities.

(e) Producer acknowledges that the Products may be sold in combination promotions with other Importer products.

9. TRADEMARK

(a) The appointment as per paragraph 2(a) shall include the permission granted by Producer to Importer to use the Trademark free from any additional payment in the Territory. Importer shall ensure that each reference to and use of the Trademark by Importer is in a manner befitting the trademark.

(b) The permission to use the Trademark in the Territory hereby granted shall not be assignable by Importer and upon termination of this Agreement all rights granted to Importer to use the Trademark shall cease forthwith.

(c) Importer acknowledges Producer’s right, title and interest in the Trademark in the Territory and elsewhere and agrees not to tamper with it or do any act which might invalidate such title or the registration of the Trademark, nor do any act which might support any application to remove the Trademark from the register nor assist any other person directly or indirectly in any such act. Importer hereby covenants not to challenge, directly or indirectly, in any country of the world, Producer’s sole and exclusive ownership of the Trademark and any variations or modifications thereof, as well as the goodwill symbolized by such Trademark.

(d) The goodwill arising from the permitted use of the Trademark by Importer shall accrue to Producer.

(e) Importer undertakes not to use in its business any other Trademark which is similar to, or substantially similar to, or so nearly resembles the Trademark as to cause deception or confusion.

(f) In the event that Importer learns of any infringement or threatened Trade Dress infringement of the Trademark, or any common law passing-off by reason of imitations or otherwise, or that any third party alleges claim that the Trademark is liable to cause deception or confusion to the public, Importer shall forthwith notify Producer giving particulars thereof and Importer will, at Producer’s expense, provide all reasonable information and assistance to Producer in any proceeding which is commenced or engaged in by the Producer.

(g) The copyright in all brochures, pamphlets and material supplied by Producer to Importer and relating to the Products shall be and shall remain the property of Producer and Importer shall, upon termination of this Agreement, return to Producer or dispose of as Producer shall direct at the cost of Producer, all samples supplied by Producer together with all such brochures and materials as aforesaid.

10. REASONABLE EFFORTS

(a) Importer undertakes to use its reasonable efforts to comply with the obligations assumed hereunder. For purposes hereof, “reasonable efforts” shall mean that Importer will use the same effort, diligence and attention to the distribution, sale and marketing of each of the Products and the goodwill and image thereof, as Importer uses in the distribution, sales, marketing and protection of its own brands in the Territory, taking into account the different AMP levels applicable to each of the Products as provided in the strategic and annual marketing plans described herein.

(b) If Producer believes Importer has failed to use reasonable efforts as required under Paragraph 10 (a) with respect to any of the Products, Producer shall deliver written notice to Importer detailing the alleged failures. Upon the recipt of such notice by Importer, the parties hereto shall discuss this matter in good faith and seek a mutually acceptable solution within sixty (60) days.

11. CONFIDENTIALITY

(a) Importer, and Producer agree to keep confidential, and not to disclose the contents of this Agreement, and all Proprietary Information related to it (including but not limited to information contained in the strategic or marketing plans), received or used under this Agreement unless the disclosure of such information is required by any federal, state or local government or laws, but always in accordance with written agreements containing the appropriate provisions to protect the confidentiality of the disclosure.

(b) Each party agrees to only disclose Proprietary Information to any Person within the respective organizations who have a need to know such Proprietary Information to perform their duties and responsibilities under this Agreement.

(c) This confidentiality obligation shall continue for a minimum period of two (2) years after termination of this Agreement.

12. ASSIGNABILITY

Neither party hereto shall transfer, allocate, or assign to any other Person any of the rights or obligations under this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably conditioned, delayed or withheld; provided, however, that either party shall be permitted to assign this Agreement to any Affiliate of such party.

13. TERMINATION, RENEWAL AND DURATION

(a) This Agreement shall come into effect upon the date of execution of this Agreement by both parties and shall remain in full force for the duration of the Initial Term, subject to the provisions of this Agreement and the renewal and termination provisions specified herein. The contract will be renewed or may be terminated as follows:

(i) Subsequent Renewal Terms of five (5) years shall be automatically added to the Term of this Agreement if Importer purchases the required aggregate minimum quantity of Product listed on Exhibit IV by the end of the applicable Operational Year; For each Renewal Term which begins after April 1, 2018, Producer and Importer shall meet at least six months prior to the first day of such renewal term and negotiate, in good faith, to eastablish an agreed minimum aggregate quantity of Product that must be purchased by the Importer from the Producer to provide for an additional five (5) year Renewal Term following such Renewal Term. Upon such agreement, the agreed aggregate minimum quantity shall automatically, wihtout further action being required by either party hereto, be added to Exhibit IV opposite the last year of the appliacable Renewal Period; or

(ii) If Importer’s purchases of the Products do not equal at least required aggregate quantity of Product in an applicable contract period for a renewal determination pursuant to Section 13(a)(i), renewal shall be subject to the mutual agreement of Producer and Importer, following negotiation in good faith and mutual consideration of, among other things, the performance of the category in the Territory;

provided, however, in each case, that if any portion of a shortfall in purchase of Product by the Importer or the failure of such Purchases to increase as required for any metric under this Agreement is due to the inability of Producer to supply agreed upon quantities of the Products to Importer as provided in the marketing plan (including, without limitation, a failure attributable to a force majeure, as described in Section 17 hereof), the amount of such shortfall or failure to so increase that is attributable to Producer’s inability to supply agreed amounts of the Products shall be deducted from minimum requirements set forth above in determining whether the performance standards are met.

(b) Except as provided in paragraph (a) herein, if either party does not provide the other party at least six months written notice of its intention to not renew this Agreement upon the expiration of the Term, this Agreement shall be automatically renewed for a further term of five years and shall continue to be renewed for further terms of five years unless and until one party gives to the other party such six months’ prior written notice of its intention not to renew this Agreement at the end of the current Term.

(c) Notwithstanding the foregoing, it remains understood that Producer shall not have the right to terminate this Agreement upon expiration of the Initial Term, or any subsequent Renewal Term, if purchases by Importer during the year ending March 31, 2013 or any subsequent Renewal Term, in the aggregate, equal or exceed the requirements for such Operational Years as set forth above.

(d) In the event of default under this Agreement, Producer and Importer shall have the right to terminate this Agreement only through a notice of termination of the Contract to the defaulting party specifying the default. Before termination takes place, the defaulting party shall have thirty (30) days after receipt of the notice of termination to convince the non-defaulting party that a default has not occurred. If the non-defaulting party maintains after such thirty (30) day period that a default has occurred by means of a second notice of termination, then the defaulting party shall, from the receipt of the second notice of termination, have a right of correction, consisting of a period of sixty (60) days to remedy the stated default. If the non-defaulting party is convinced that the default has been cured, notices of termination shall be without effect. If the default is not cured within the sixty (60) day period, the notice of termination of this Agreement shall become effective as of the end of the sixty (60) day period pursuant to a notice from the non-defaulting party to defaulting party (hereinafter “Effective Date of Termination”). Neither party shall have the right to exercise such right of correction more than twice during the Initial Term, or any Renewal Term.

(e) Producer and Importer are not by this Paragraph 13 waiving any right to damages arising from any breach of this Agreement which rights are expressly reserved.

14. EFFECT OF TERMINATION

(a) Following the effective date of any termination hereof, Importer shall cease marketing and selling the Products and cease the use of advertising, packaging, containers or labels bearing the Trademark or Domain Names used in connection therewith. Notwithstanding the foregoing, Importer shall have the right to use the Trademark or Domain Names to sell any remaining inventory of the Products unless purchased by Producer pursuant to Paragraph 14(b) below.

(b) Upon termination of this Agreement, Producer shall deliver a written notice to importer stating that either (i) Producer shall purchase from Importer, at Importer’s Laid-in-Cost, any stocks of the Products and marketing and promotional materials relating thereto which remain in Importer’s possession from the termination of this Agreement (in which case Producer shall make prompt payment to Importer upon the delivery of such Products and materials) or (ii) Producer is granting a use-up right for the remaining Products and marketing and promotional materials relating thereto which remain in Importer’s possession from the termination of this Agreement (which right shall include the right to use up any materials, labels, packaging or signage bearing the affected labels, Trademark, packaging or Trade Dress).

(c) A waiver by either party of any breach of any provision of this Agreement will not be deemed to be a waiver of a subsequent breach thereof.

(d) It is understood that in the event of termination of this Agreement for any reason, the parties hereto will continue to be responsible for all obligations which may have occurred up to, including and following the date of termination.

(e) Importer acknowledges that, as of the date of termination of this Agreement, Importer’s failure to cease all use of the Trademark may result in immediate and irreparable harm to Producer and/or to the rights of any licensee or distributor appointed by Producer. Importer acknowledges and admits that damages may not constitute adequate relief for such failure to cease all use of the Trademark and Importer agrees in the event of such failure Producer shall be entitled to seek relief by way of temporary and permanent injunctions.

(f) In the event of termination or expiration of this Agreement, Importer agrees that Producer, or its designee, may “use-up” any labels or bottles that contain Importer’s name as the importer of the Products and Importer agrees that it will sign a written document agreeing to such “use-up” if required by any governmental authority, provided Importer has been fully reimbursed for all outstanding payables due from Producer.

15. REPRESENTATIONS, WARRANTIES AND CONVENANTS BY THE PARTIES

(a) Importer represents, warrants and covenants that it or its agents have and will maintain and update all material licenses necessary to distribute the Products, and will continue to be in compliance in all material respects with and in lawful possession of all material licenses, permits, approvals, consents and registrations required in order for Importer to comply with its obligations under this Agreement.

(b) Without prejudice to any other representation and warranty made by Producer in this Agreement, Producer represents and warrants that the Products shall be of good and merchantable quality and fit for the purpose intended when delivered to Importer, including but not limited to, produced and labeled in compliance with all laws and regulations from time to time in force in the Territory, packed in sealed, clean and undamaged cases, with undamaged packaging and Trade Dress.

(c) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not act as a breach of any agreement or understanding to which Producer is a Party.

(d) Producer has the right to designate and appoint the Importer as the exclusive distributor of the Products in the Territory. Producer further warrants that no distribution rights to any of the Products are currently designated or granted to anyone else in the Territory.

(e) Producer shall maintain an adequate inventory of the Products with which to supply Importer. Producer shall accept all orders reasonably submitted by Importer, with shipment to follow not later than thirty (30) days from receipt of an order unless excused by paragraph 17 below, or as otherwise agreed upon by the parties.

(f) Producer shall use all reasonable efforts to prevent the sale of unauthorized shipments of the Products in the Territory by entities or persons other than Importer. In this regard, Producer shall not sell or otherwise transfer any of the Products to any distributor located outside the Territory whom Producer knows, or has reason to believe, will, either directly or indirectly, sell or otherwise transfer the Products into the Territory.

(g) Producer represents, warranties and covenants that the shelf life of all the Products sold to Importer shall not be less than thirty-six (36) months provided the Products are properly handled, stored and shelved by Importer and its customers.

(h) Producer and Importer shall comply with all relevant changes to all applicable rules relating to the Products being sold in the Territory.

16. INDEMNITY

Producer will indemnify, defend and otherwise hold Importer harmless in the Territory against any claims, losses, damages, liability or expenses (including reasonable attorneys’ fees) incurred by Importer arising out of third party claims concerning (i) compliance with United States laws and regulations applicable to the actions of Producer, (ii) the quality or fitness for use of the Products produced, bottled and shipped directly to Importer by Producer or (iii) marketing or promotion, sale or distribution activities of the Products directed or supervised by the Producer. Producer shall acquire and maintain at its sole cost and expense throughout the term of this Term and any sell-off period standard product liability insurance from a reputable insurance company. This insurance coverage shall provide protection of not less than five million dollars U.S. ($5,000,000) for each occurrence and Importer shall be named as an additional named insured against any and all claims, demands, causes of action or damages, including reasonable attorney’s fees, arising out of any alleged defects in the Products. Such insurance policies shall provide that they may not be cancelled or amended in a manner which restricts the existing coverage without at least thirty (30) days written notice to both parties.

17. FORCE MAJEURE

Neither party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotion, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, earthquakes, floods, accidents, strikes, sabotages, explosions, terrorist acts or other similar or different contingencies beyond the reasonable control of the affected party or parties.

18. APPLICABLE LAW

The rights and obligations of the parties under this agreement shall be governed by the laws of the State of New York without giving effect to principles of conflict of laws.

19. FURTHER ACTIONS

The parties agree to grant and formalize any document as may be necessary, from time to time, to comply with the intentions expressed in this Agreement.

20. VERSIONS

As this Agreement has been fully negotiated by the parties and they have been represented by counsel during such negotiations, this Agreement shall be deemed to have been drafted by both parties and no provision shall be interpreted as against either party merely as a result of the party responsible for the drafting of this Agreement.

21. SEVERABILITY

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any substantially adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

22. NOTICES

Notifications pursuant to this Agreement shall be valid only if signed by or sent to and received at the addresses set forth on the attached Exhibit I by certified mail (return receipt requested), by facsimile, with confirmation, or by Federal Express or other similar courier. If any of these notification addresses is changed, then notice of such change must be sent to the other party. Otherwise, all notices sent to the above addresses shall be valid.

23. BINDING PROVISIONS

During the term of this Agreement and thereafter as provided for in this Agreement, all obligations shall apply to and be binding on the parties hereto, their successors, assigns, transferees, as well as their agents, officers, directors and employees, providing that such succession, assignment or transfer is not in contradiction to the provisions of Paragraphs 5 and 12 of this Agreement.

24. JOINT VENTURE

Nothing contained herein shall be construed to place the parties in the relationship of partners, joint venturers, agents or employees of the other. Producer and Importer shall have no power to obligate or bind each other in any manner whatsoever, except as otherwise expressly provided herein.

25. EXHIBITS

Exhibits I through IV attached hereto shall, for all purposes, be deemed to be and by this reference are made part of this Agreement.

26. ENTIRE AGREEMENT

This agreement represents the entire agreement between the parties, supersedes all prior oral or written agreements or understandings, and shall not be changed except by a further written agreeement or a written amendment to this Agreement executed by both parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be Executed:

AUTENTICA TEQUILERA S.A. DE C.V.
By	/s/ Francisco Javier Orendain Lopez
Name:	Francisco Javier Orendain Lopez
Title:	Director General

CASTLE BRANDS (USA) CORP.
By	/s/ Donald L. Marsh, Jr.
Name:	Donald L. Marsh, Jr.
Title:	President and Chief Operating Officer

EXHIBIT I

TERRITORY, DISTRIBUTED PRODUCTS, NOTICES

(1)	Territory:

The fifty (50) states of the United States of America and the District of Columbia, which shall include military bases and the territories and possessions of the United States of America or the overseas Commonwealths of the United States of America or the Commonwealth of Puerto Rico, including duty free and ships chandlers sales.

(2)	the Products:

Tequila or other spirits marketed under the name:

TIERRAS

TIERRAS TEQUILA

TIERRAS AUTENTICAS DE JALISCO

or any similarly named or identified products.

At least three expressions, including those referred to as Blanco, Reposado and Añejo, and any new flavor or aging extension of the Products listed above shall automatically be added to the definition of the Products in this Exhibit I without further action being required by any Person.

(3)	Notices:

Notices are to be sent to the following addresses:

To Producer:	Autentica Tequilera S.A. de C.V. Morelos 285 Tequila, Jalisco, Mexico C.P. 46400

To Importer:	President Castle Brands (USA) Corp. 570 Lexington Avenue, 29th Floor New York, NY 10022

with copy to:	General Counsel Castle Brands Inc. 570 Lexington Avenue, 29th Floor New York, NY 10022

EXHIBIT II

[Tierras Tequila] (the “Trademark”)

Producer represents and warrants that it has all rights, title and interest in the following regions within the Territory to the above Trademark, and other trademarks used in connection with its domestic and international activity, copyrights, labels, designs, recipes, slogans (excluding the bottle shape and the production process), together with the goodwill associated therewith:

[List to be provided by Producer]

Producer hereby agrees to use its best efforts to (i) obtain all reasonably available intellectual property rights and protections with respect to the Trademark and all other intellecutal property involving or with respect to the Products anbd Trade Dress and (ii) enforce its Trademark and all other intellectual property rights, in each case, in all markets within the Territory in which the Products are or are intended to be imported and/or distributed.

EXHIBIT III

Product	Purchase Price
6 x 750 ML TEQUILA TIERRAS BLANCO 100% AGAVE 40% ALC/ VOL	$* USD
6 x 750 ML TEQUILA REPOSADO 100% AGAVE 40% ALC/VOL	$* USD
6 x 750 ML TEQUILA TRES TIERRAS AÑEJO 100% AGAVE 40% ALC/VOL (1 year)	$* USD

EXHIBIT IV

Operation Year Ending March 31,	Aggregate Minimum Purchase Quanities (Cases)
2013	*
2018	*